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                                                                       EXHIBIT r

                                MVC CAPITAL, INC.

                           PREAMBLE TO CODE OF ETHICS

                                NOVEMBER 1, 2004

                                     PURPOSE

      While affirming its confidence in the integrity and good faith of each of its employees, officers and directors, MVC Capital, Inc. (the "Fund") recognizes that knowledge of present or future fund portfolio transactions and, in certain instances, the power to influence Fund portfolio transactions made by or for the Fund, may place such individuals, if they engage in Personal Securities Transactions in securities which are eligible for investment by the Fund, in a position where their personal interest may conflict with that of the Fund's.

      In view of the above and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940, as amended (the "Investment Company Act") and other regulations and legal considerations, the Fund has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions which would create conflicts of interest (or at least the potential for the appearance of conflicts of interest), and to establish reporting requirements and enforcement procedures.

      Certain terms used herein are defined in Article X.

                                      SCOPE

      The attached Code of Ethics applies to each individual deemed to be an "Access Person" and to certain employees. This effectively include any individual who makes investment decisions or supports the investment process regarding marketable securities, as well as certain other employees of the Fund (permanent, temporary and/or contractors), as defined in the Code.

                                    PROCEDURE

      For All Access Persons

      Provide the Code of Ethics to all Access Persons within ten (10) business days of their start of employment with the Fund. Access Persons, except directors of the Fund who are not "interested person" of the Fund as defined in
Section 2(a)(19) of the Investment Company Act (each, an "Independent Director"), must execute and deliver an Acknowledgement (last page of the Code of Ethics), along with a completed Initial Security Holdings Report, to the Chief Compliance Officer within 10 business days.

      For Annual Review or Code of Ethics Revisions

      Distribute the Code of Ethics and the Annual Security Holdings Report to all Access Persons annually or upon the occurrence of revisions made to the Code of Ethics. Access Persons, except Independent Directors, must execute and deliver an Acknowledgement, along with a completed Annual Security Holdings Report, to the Chief Compliance Officer within 10 business days.

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                                MVC CAPITAL, INC.

                                 CODE OF ETHICS

                           I. PURPOSE AND CONSTRUCTION

      This Code of Ethics (the "Code") is adopted by MVC Capital, Inc. (the "Fund") in order to set forth a formal policy with regard to conduct by its members, officers, directors and employees, and to comply with and prevent violations of Section 17 of the Investment Company Act, Section 15(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 204A of the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The focus of this Code is to set forth the standards of ethical conduct expected from employees, officers, directors and members, and the restriction or prevention of some investment activities by persons with access to certain information that might be harmful to the interests of the Fund or which might enable such persons to profit illicitly from their relationship with the Fund.

                   II. STATEMENT OF GENERAL ETHICAL PRINCIPLES

      Individuals covered by this Code will at all times conduct themselves with integrity and distinction, putting first the interests of the Fund.

      The Code is based on the principle that the individuals covered by this Code owe a fiduciary duty to the Fund and its stockholders to conduct their Personal Securities Transactions in a manner which does not interfere with Fund portfolio transactions and in such a manner as to avoid any actual or potential conflict of interest or abuse of such person's position of trust and responsibility; or otherwise take inappropriate advantage of such person's position in relation to the Fund. Individuals covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasis that mere technical compliance with the Code's procedures will not insulate from scrutiny those activities which show a pattern of abuse of the individual's fiduciary duties to the Fund.

                                III. RESTRICTIONS

      A.    NONDISCLOSURE OF INFORMATION

      An Access Person shall not divulge contemplated or completed securities transactions of the Fund to any person, except in connection with the performance of his or her duties. This prohibition shall not apply if such information previously has become a matter of public knowledge.

      B.    SECTION 17(d) LIMITATIONS

      No Affiliated Person of the Fund, acting as principal, shall effect any transaction in which the Fund, or a company controlled by the Fund, is a joint or a joint and several participant with such person, or any Affiliated Person of them, in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may prescribe under Section 17(d) of the Investment Company Act for the purpose of limiting or preventing participation by the Fund or controlled companies on a basis different from or less advantageous than that of such other participant.

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      C.    PROSCRIBED ACTIVITIES UNDER RULE 17j-1(b)

      Rule 17j-1(b) under the Investment Company Act provides as follows:

      It is unlawful for any affiliated person of or principal underwriter for the Fund, in connection with the purchase or sale, directly, or indirectly, by the person of a Security Held or to be Acquired by the
      Fund:

            1.    To employ any device, scheme or artifice to defraud the Fund;

            2. To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

            3. To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

            4. To engage in any manipulative practice with respect to the Fund.

      Any violation of Rule 17j-1(b) shall be deemed to be a violation of this Code.

      D.    COVENANT TO EXERCISE BEST JUDGMENT

      An Advisory Person shall act on his or her best judgment in effecting, or failing to effect, any Fund transaction, and such Advisory Person shall not take into consideration his or her personal financial situation in connection with decisions regarding Fund portfolio transactions.

      E.    LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

      1.    No Personal Securities Transactions Without Prior Approval

            No Access Person (except for the Independent Directors) or Employee shall engage in a Personal Securities Transaction without Pre-Clearance, as defined below.

            (a) Except as provided in paragraph (b) of this Section III.E.1, prior to effecting any Personal Securities Transaction any Access Person (except for the Independent Directors) or Employee shall secure Pre-Clearance as follows:

                    - Notify the Chief Compliance Officer of the proposed transaction, including the name of the issuer, the title or type of Security, the number of shares and the price per share or the principal amount of the transaction.

                    - The Chief Compliance Officer, or his or her designee, shall, after investigation, determine that such proposed transaction would, may, or would not be consistent with the specific limitations of Section III.E. herein, and with this Code generally. The conclusion of the Chief Compliance Officer, or his or her designee, shall be promptly communicated to the Access Person making the request.

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                    -   The Chief Compliance Officer, or his or her designee,
                        shall make written records of actions under this Section, which records shall be maintained and made available in the manner required by Rule 17j-1(f).

            (b) Personal Securities Transactions in the following securities do not require prior approval pursuant to this section:

                  (i) Purchases or sales of securities issued by the United States, provided, that transactions in securities that are indirect obligations of the U.S. Government such as securities of the Federal National Mortgage Association are not exempted;

                  (ii) Purchases or sales of shares of registered open-end investment companies;

                  (iii) Purchases or sales of banker's acceptances or bank
                        certificates of deposit;

                  (iv) Purchases or sales of commercial paper and high quality short-term instruments, including repurchase agreements; or

                  (v) Purchases or sales of publicly-traded securities, except for (A) securities of an issuer whose securities are also owned by the Fund, and (B) securities issued by the Fund itself.

      2.    Limitations Related To Time of Transactions

            (a) No Access Person (except for the Independent Directors) or Employee shall engage in a Personal Securities Transaction involving any Security, which, with respect to the Fund, has been purchased or sold within the most recent "buy" or "sell" order; provided however, Access Persons' or Employees' purchase or sale of securities issued by the Fund shall not be prohibited by the Fund's implementation of a share buy-back program as approved by the Fund's Board of Directors so long as any such purchase or sale is in accordance with the procedures set forth in Section III.E.1 and not in contravention to the law.

            (b) No Access Person (except for the Independent Directors) or Employee who is a portfolio manager or analyst shall engage in a Personal Securities Transaction involving any Security being considered for purchase or sale for the Fund's portfolio within the following 7 days.

            (c) Paragraphs (a) and (b) above shall not apply if any such Security is purchased or sold solely by a fund which tracks the performance of an Index, in which case such Security may be purchased or sold on any day except a day on which the Fund is trading in such security.

            (d) No Access Person (except for the Independent Directors) or Employee shall profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) Security in a Personal Securities Transaction within sixty calendar days.

            (e) The following Personal Securities Transactions are not subject to the limitations set forth in Paragraphs (a), (b) and (d):

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                  (i)   Purchases or sales effected in any account over which
                        the person has no direct or indirect influence or control (excluding accounts over which the Access Person has joint control or ownership together with another person);

                  (ii) Purchases or sales of securities which are not eligible for purchase or sale by the Fund;

                  (iii) Purchases pursuant to an automatic dividend reinvestment plan;

                  (iv) Purchases effected upon the exercise or rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      4.    Limited Offering and Initial Public Offering Limitations

            (a) Investment Personnel of the Fund shall not engage in any Personal Securities Transaction that involves a Limited Offering of Securities or Initial Public Offering without the express prior approval of the Chief Compliance Officer of the Fund or his or her designee in accordance with the procedures set forth in Section III.E.6. In reviewing any such approval request, the Chief Compliance Officer, or his or her designee, shall consider, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Fund.

            (b) Investment Personnel of the Fund who have received approval as set forth above and who continue to hold the Security acquired in such Limited Offering or Initial Public Offering, shall disclose any such continuing investment to the Chief Compliance Officer of the Fund, or his or her designee, if and when they should become involved in any subsequent consideration of an investment in the same issuer for the portfolio of the Fund. In such case the decision to invest in the Securities of such an issuer shall be subject to the approval of the Chief Compliance Officer, or his or her designee.

            (c) The Chief Compliance Officer, or his or her designee, shall make written records of actions under this Paragraph.

      5.    Copies of Reports

            All Access Persons that engage in Personal Securities Transactions are required to have the executing broker send a duplicate copy of the confirmation of the transaction to the Chief Compliance Officer of the Fund, or his or her designee, at the same time as it is provided to such person. In such event, the Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person to the Chief Compliance Officer of the Fund, or his or her designee.

      6.    Waivers

            An Access Person or Employee may also request prior approval of a Personal Securities Transaction that, on its face, would be prohibited by the limitations of Section III.E. Such person

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      shall provide to the Chief Compliance Officer of the Fund, or his or her
      designee, a description of the proposed transaction, including the name of the issuer, the title or type of the Security, the number of shares and the price per share or the principal amount of the transaction, and shall also provide a statement why the applicable limitation should be waived in the case of the proposed transaction. The Chief Compliance Officer, or his or her designee, shall, after investigation, determine that a waiver of the limitations otherwise applicable to the proposed transaction would, may, or would not be consistent with the purpose of this Code. Purchases and sales consistent with the Code shall include those which present only a very remote potential for harm to the Fund, those which would be very unlikely to affect a highly institutional market, and those which clearly are not related economically to the securities to be purchased, sold or held by the Fund.

                           IV. REPORTING REQUIREMENTS

      A.    QUARTERLY REPORT

            Not later than ten (10) days after the end of each calendar quarter, each Employee and each Access Person shall submit a report, a form of which is attached hereto as Appendix C, which shall specify the following information:

            1) With respect to transactions during the then-ended calendar quarter in any Security in which such Employee or Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security:

      i. The date of transaction, the name of the issuer, the title or type of Security, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Security involved;

      ii. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

      iii.  The price of the Security at which the transaction was effected;

      iv. The name of the broker, dealer, or bank with or through whom the transaction was effected; and

      v. The date that the report is submitted by the Access Person or Employee; and

            2) With respect to any account established in the quarter by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

      i. The name of the broker, dealer or bank with whom the Access Person has established the account;

      ii.   the date the account was established; and

      iii.  the date the report was submitted by the Access Person.

            If no transactions have occurred, or no accounts have been established, in the quarter, the report shall so indicate.

            The Chief Compliance Officer of the Fund may, in his or her discretion, not require an

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      Access Person or Employee to make a quarterly transaction report, if the report duplicates information contained in the broker trade confirmation received by the Fund, as the case may be, contains all required information as described in this Section IV.A and no accounts have been established as described in this section IV.A(2).

      B.    LIMITATION ON REPORTING REQUIREMENTS

      Notwithstanding the provisions of Section IV.A., no Access Person or Employee shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

      In addition, Independent Directors who would be required to make a report solely by reason of being a director of the Fund need not make:

      1) an initial or annual holdings report under Section 4(D) below; or

      2) a quarterly report under Section IV.A above; provided, however, that in the event such director knew, or in the ordinary course of fulfilling his or her official duties as a director of the Fund should have known, that during the 15-day period immediately preceding or after the date of the director's transaction in a Security by the director, such Security was being purchased or sold by the Fund or such purchase or sale by the Fund was being considered by the Fund.

      C.    REPORTS OF VIOLATIONS

      In addition to the quarterly reports required under this Section IV, each Employee and each Access Person shall promptly report any transaction which is or might appear to be in violation of this Code. Such report shall contain the information required in quarterly reports filed pursuant to Section IV.A.

      D.    INITIAL AND ANNUAL REPORTS BY PERSONNEL

      Except as otherwise provided in Section IV.B, all Access Persons and Employees shall submit to the Chief Compliance Officer of the Fund, or his or her designee, a report of all Securities beneficially owned by them at the time that they commence employment or at the time they become an Access Person. This report shall be submitted within 10 days of commencement of employment or within 10 days of becoming an Access Person. Except as otherwise provided in Section IV.B, all Access Persons and Employees shall submit to the Chief Compliance Officer of the Fund, or his or her designee, within 30 days of the end of each calendar year, a report of all Securities beneficially owned by them as of December 31 of each year or at such other date selected by the Chief Compliance Officer. The initial and annual security holdings report, forms of which are attached hereto as Appendices D and E, respectively, must each include the following information:

      1. The name of the security, number of shares/principal amount of each Security in which the Access Person or Employee has any direct or indirect beneficial ownership;

      2. The name of the broker, dealer, or bank with whom the Access Person or Employee maintains an account in which any securities are held for the direct or indirect benefit of the Access Person or Employee. The initial security holdings report should be as of the date the person became an Access Person; and

      3.    The date the report is submitted by the Access Person or Employee.

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      E.    FILING OF REPORTS

      All reports prepared pursuant to this Section IV shall be filed with the person designated by the Chief Compliance Officer to review these materials.

      F.    QUARTERLY REPORT BY CHAIRMAN

      Each calendar quarter after the receipt of reports from reporting persons, the Fund's Chairman, or his/her designee, shall prepare a report which shall certify, to the best of his or her knowledge, that all persons required to file a report under Section IV.A. have complied with this Code for such prior quarter or, if unable to make such certification, shall describe in detail incomplete reports, violations or suspected violations of this Code.

      G.    DISSEMINATION OF REPORTS

      The Chief Compliance Officer shall have the right at any time to receive or review copies of any reports submitted pursuant to this Section IV. Such legal counsel shall keep all reports confidential except as disclosure thereof to the Board of Directors of the Fund, or other appropriate persons, may be reasonably necessary to accomplish the purposes of this Code.

                          V. RECORDKEEPING REQUIREMENTS

      A. The Fund must, at its principal place of business, maintain records in the manner and extent set out in this Section of the Code and must make available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

      1. A copy of each Code of Ethics of the Fund that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

      2. A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

      3. A copy of each report made by an Access Person or Employee as required, including any information provided in lieu of a quarterly transaction report, see Section IV.A, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

      4. A record of all persons, currently or within the past five years, who are or were required to make reports as deemed Access Persons or Employee, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

      5. A copy of each report defined in Section VI.B must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

      B. The Fund must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of Limited Offering Securities, for at least five years after the end of the fiscal year in which the approval is given.

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              VI. FIDUCIARY DUTIES OF THE FUND'S BOARD OF DIRECTORS

      The Fund's Board of Directors, including a majority of the Independent Directors, must approve any Codes of Ethics adopted by the Fund and any material change to such Codes of Ethics. The Board must base its approval of a Code of Ethics and any material changes to the Fund's Codes of Ethics on a determination that the Code of Ethics in question contains provisions reasonably necessary to prevent Access Persons and Employees from engaging in any conduct prohibited by
Section III.C. Before approving a Code of Ethics for the Fund, the Fund's Board of Directors must receive a certification from the Fund that it has adopted procedures reasonably necessary to prevent Access Persons or Employees from violating the Fund's Code of Ethics. The Fund Board of Directors must approve a material change to the Fund's Codes of Ethics no later than six months after adoption of the material change.

                           VII. ADMINISTRATION OF CODE

      A. The Fund must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its Codes of Ethics.

      B. No less frequently than annually, the Chief Compliance Officer of the Fund must furnish to the Fund's Board of Directors a written report that:

      1. Describes any issues arising under its Codes of Ethics since the last report to the Fund's Board of Directors, including, but not limited to, information about material violations of the Fund's Code of Ethics or procedures and sanctions imposed in response to the material violations; and

      2. Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons or Employees from violating any Code of Ethics of the Fund.

                         VIII. ENFORCEMENT AND SANCTIONS

      A.    GENERAL

      Any Affiliated Person of the Fund who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Board of Directors of the Fund, in its discretion. The Board of Directors of the Fund may delegate this authority to such person or persons they deem appropriate. If an alleged violator is not affiliated with the Fund, the Board of Directors of the Fund shall have the responsibility for enforcing this Code and determining appropriate sanctions. In determining sanctions to be imposed for violations of this Code, the appropriate Board of Directors may consider any factors deemed relevant, including but not limited to the following:

      -     The degree of willfulness of the violation;

      -     The severity of the violation;

      - The extent, if any, to which the violator profited or benefited from the violation;

      -     The adverse effect, if any, of the violation on the Fund;

      - The market value and liquidity of the class of Securities involved in the violation;

      -     The prior violations of the Code, if any, by the violator;

      -     The circumstances of discovery of the violation; and

      - If the violation involved the purchase or sale of Securities in violation of this Code (a) the price at which the Fund purchase or sale was made and (b) the violator's justification for

                                     - 9 -
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            making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

      B.    VIOLATIONS OF SECTION III.E

      If the Board of Directors of the Fund determines that a violation of this Code has caused financial detriment to the Fund, upon reasonable notice the Fund shall use its best effort, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Fund such Securities, or to pay to the Fund such sums, as the Fund shall declare to be due under this Section VIII.B., provided that:

      1. The Fund shall not be required to bring legal action if the amount reasonably recoverable would not be expected to exceed $2,500; and

      2. The Fund shall have no obligation to bring any legal action if the violator was not an Affiliated Person or Employee of the Fund.

      C.    RIGHTS OF ALLEGED VIOLATOR

      A person charged with a violation of this Code shall be informed of the violation in writing and shall have the opportunity to appear before the Board of Directors (or such Boards designees) as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

      D.    DELEGATION OF DUTIES

      The Board of Directors of the Fund may delegate its enforcement duties under this Section VIII to a committee comprised of at least three persons; provided, however, that no director or member, as the case may be, shall serve on such a committee or participate in the deliberations of the Boards of Directors hereunder who is charged with a violation of this Code.

                          IX. MISCELLANEOUS PROVISIONS

      A.    IDENTIFICATION OF ACCESS PERSONS

      The Fund shall identify all Employees and all Access Persons who are under a duty to make reports under Section IV and shall inform such persons of such duty.

      B.    MAINTENANCE OF RECORDS

      The Fund shall maintain and make available records as required by Rule 17j-1(d) of the Investment Company Act.

      C.    ANNUAL CERTIFICATION OF COMPLIANCE

      All Access Persons and Employees shall sign a certificate, a form of which is attached hereto as Appendix F, to be presented to the Chief Compliance Officer of the Fund, at the end of each calendar year certifying that they have read and understood this Code and acknowledging that they are subject to the terms of this Code. The certificate shall additionally provide that such person has disclosed or reported

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

all Personal Securities Transactions required to be disclosed or reported pursuant to the provisions of this Code.

      D.    SERVICE AS DIRECTOR

      An Access Person (except for the Independent Directors) or Employee may not serve as a director of a publicly traded company without the prior consent of the Chief Compliance Officer of the Fund, or his or her designee. The Chief Compliance Officer shall not provide such authorization unless he or she finds that such board service would be consistent with the interests of the Fund and its shareholders. Should any person receive such authorization, any investment by the Fund in the securities of any such publicly traded company while such person is serving as a director shall be previously approved by the Chief Compliance Officer.

      E.    EFFECTIVE DATE

      The effective date of this Code shall be November 1, 2004.

                                 X. DEFINITIONS

      A. ACCESS PERSON means any member, director, officer, or Advisory Person of the Fund, or any other person who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for or by the Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities.

      B.    ADVISORY PERSON means

      1. Any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales, and

      2. Any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.

      C.    AFFILIATED PERSON means:

      1. Any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

      2. Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

      3. Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

      4. Any officer, director, partner, co-partner, or employee of such other person;

      5. If such other person is an investment company, any investment adviser thereof or any member of any advisory board thereof; and

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      6.    If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

      D. BENEFICIAL OWNERSHIP shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act pursuant to Rule 16a-1 thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires. Beneficial Ownership includes, but is not limited to, those securities owned by a Person who directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. Direct pecuniary interest includes the opportunity directly or indirectly to profit or share in any profit derived from a transaction in the securities. Indirect pecuniary interest includes but is not limited to securities held by members of a person's immediate family sharing the same household. You are generally considered to be the Beneficial Owner of securities owned by any of the following:

            -     your spouse/domestic partner;

            -     minor children of you, your spouse/domestic partner, or both;

            -     a trust of which you are a trustee or a beneficiary;

            - any of your relatives, or relatives of your spouse/domestic partner, that share your home;

            -     a partnership of which you are a partner;

            -     a corporation of which you are a substantial shareholder; or

            - any other person who relies on you to make investment decisions.

      E. CHIEF COMPLIANCE OFFICER means the Chief Compliance Officer of the Fund, if so designated, or, in the absence of such officer, the Fund's Chairman or his/her designee (which can include the Fund's outside counsel).

      F. CONTROL shall have the meaning set forth in Section 2(a)(9) of the Investment Company Act and shall include the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who directly or indirectly owns more than 25% of the voting securities of a company is presumed to control such company.

      G. EMPLOYEE means any employee of the Fund or with respect to any other affiliated company, an employee who has been notified that he or she is also subject to this Code.

      H.    FUND means MVC Capital, Inc.

      I. INITIAL PUBLIC OFFERING means an offering of securities registered with the Commission, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act.

      J. INVESTMENT COMPANY ACT means the Investment Company Act of 1940, 15 U.S.C. 80a-1 to 80a-52, as amended.

      K.    INVESTMENT PERSONNEL means

      1. Any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund, or

      2. any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Securities by the Fund.

      L. LIMITED OFFERING means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

      M. PERSONAL SECURITIES TRANSACTION means a transaction in a Security that an individual effects for his or her own account or for a member of his or her immediate family.

      N. PURCHASE OR SALE OF A SECURITY includes, among other things, the writing of an option to purchase or sell a Security.

      O.    SECURITY means any security as that term is defined in Section 2
(a)(36) of the Investment Company Act and includes, but is not limited to: notes, stock, treasury stock, security futures, bonds, debentures, evidences of indebtedness, certificates of interest or participations in any profit-sharing agreement, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, certificates of deposits for a security, any puts, calls, straddles, options or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or, in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Indirect obligations of the U.S. Government such as securities of the Federal National Mortgage association are also Securities for the purposes of this Code. This term does not include:

            -     Direct obligations of the Government of the United States;

            - Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; and

            -     Shares issued by registered open-end investment companies.

      P. SECURITY HELD OR TO BE ACQUIRED means any Security which, within the most recent 15 days (i) is or has been held by the Fund, or (ii) is being considered for purchase by the Fund, and (iii) includes any option to purchase or sell, and any Security that is exchangeable for or convertible into, any Security that is held or is being, or has been, considered for acquisition by the Fund.

                                   APPENDIX A

                        INSIDER TRADING POLICY SUPPLEMENT

      Policy on Insider Trading

      No member, director, officer or employee of the Fund (or any family member of any such person) who has any material non-public information relating to the Fund, a Portfolio Company or to any publicly-traded companies with whom the Fund or a Portfolio Company does business, such as customers, partners, or suppliers, may buy or sell securities of the Fund, a Portfolio Company or such other companies, pass the information to others for use in trading in securities of the Fund, a Portfolio Company or such other companies, or otherwise attempt to take advantage of the information.

      Policy on Speculative Trades

      No member, director, officer or employee of the Fund (or any family member of any such person) may engage in any short term or speculative transactions involving securities of the Fund or a Portfolio Company.

      Questions and Answers About Insider Trading

      1.    Why do we need a written policy?

      Both the Securities and Exchange Commission (the "Commission") and Congress are very concerned about maintaining the fairness of the U.S. securities markets. The securities laws are continually reviewed and amended to prevent people from taking unfair advantage and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. In addition, the Fund takes seriously its goal of upholding very high standards of ethics and conduct. We wish to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Fund.

      2.    What are the penalties for insider trading?

      For individuals who trade on inside information, or tip information to others:

      -     A jail term of up to ten years;

      - A civil penalty of up to three times the profit gained or loss avoided; and

      - A criminal fine (no matter how small the profit) of up to $1 million.

      For a company (as well as certain supervisors) that fails to take appropriate steps to prevent illegal trading:

      - A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as result of the employee's violation; and

      -     A criminal penalty of up to $2.5 million.

      In addition, the Fund may impose discipline, up to and including termination, for failing to comply with these policies.

      3.    What is "material information?"

      Material information is any information that a reasonable investor would consider important in deciding to buy, hold or sell stock or that could reasonably be expected to affect the price of the stock. It can be positive or negative information. Again, it can be information about the Fund or a Portfolio Company and/or its subsidiaries or about a company with which the Fund or a Portfolio Company does business. Some examples of material information are: (a) projections of future earnings or losses, (b) proposed acquisition or sale of a company or business or its assets, (c) significant new products or discoveries, or grants or allowances of patents, (d) gain or loss of a significant product sale, customer or collaborator, (d) significant regulatory actions concerning new or proposed products, (e) results of product trials, (f) financial problems or plans to file bankruptcy, (g) changes in senior management and (h) plans to raise additional capital through stock sales or otherwise.

      4.    When is information "non-public?"

      Information is considered to be non-public until the Fund or the Portfolio Company has either issued a press release to the financial news services or made an appropriate disclosure filing with the Commission.

      5.    How can I tell if something I know is "material"?

      Employees are not expected to make the determination of whether information that they have and that they know is not public is "material," nor should they take the risk of doing so. If you are aware of some information that might be material and are contemplating a stock trade, you should contact the Chief Compliance Officer for assistance in making such determination.

      6.    How will I know when information has been made public?

      Once you know that there is material information that needs to be publicly released before anyone can trade, you must wait until the public release is made. If it is information relating to the Fund or a Portfolio Company, you can ask the Chief Compliance Officer whose duty it shall be to determine with due diligence if a news release or Commission filing has been made. If it is information relating to a customer, supplier, etc., you might need to investigate other news sources or ask the member of management who is responsible for the relationship with that company.

      7.    Once information is released publicly, can I go ahead and trade?

      The markets require some time to process new information. Generally, you should wait three business days after any release prior to trading. Most press releases are made after the market has closed. For instance, if the Fund or a Portfolio Company makes a press release after the close of business on Tuesday, you should wait until Friday to trade.

      8.    What can I tell my family members and friends?

      You are responsible for ensuring that every person who lives in your household, including any adult relatives and unrelated persons, complies with this policy. The Commission and the courts often view people in the same household as a "unit" and imposed penalties accordingly.

      You should also be aware that trading in securities by anyone who received the information from you, including your relatives, friends, doctor, lawyer or accountant, can result in liability for you, for them and for the Fund. This is true whether you told them in the hopes they could trade and make some money, whether you were telling stories over a cocktail, or whether you thought they were under an obligation of confidence to you. It does not matter if you benefit personally from their trading. The courts are continually broadening this type of liability, resulting in substantial penalties. You should exercise extreme discretion in making any disclosures. Of course, your employee confidentiality agreement also prohibits you from making unauthorized disclosures of the confidential information of the Fund or a Portfolio Company or those with whom they do business.

      9.    Are there any exceptions?

      Unfortunately, the Commission and the courts do not recognize any exceptions, even the need to raise immediate cash for personal emergencies such as medical expenses. The policy does not, however, apply to any transactions in which the employee has no control over the timing. The policy also does not apply to any transactions where there is no real transfer of ownership, such as the transfer of stock into trusts, or any gift transactions. Be aware that a sale or purchase of stock that you arrange privately, rather than through the open market, can still result in liability.

      10.   Do I need permission to trade in stock?

      Please refer to Section III.E. of this Code. If in doubt, ask the Chief Compliance Officer.

      Questions and Answers About Speculative Trades

      1.    What are "speculative trades" and why shouldn't I do them?

      Speculative trades are transactions such as purchasing on margin (i.e., borrowing from a brokerage or bank), short sales (where you sell stock you do not currently own, in the hope that by the time you have to deliver the market price will have declined), and purchasing options or futures. The Fund believes that speculative trading in the Fund's or a Portfolio Company's stock (or the futures of a Portfolio Company's commodity) reflects poorly on the Fund and the Portfolio Company. Employees should not be engaging in any type of transaction that is commonly viewed as a form of "betting" for or against the Fund or a Portfolio Company.

      2. Am I supposed to hold any stock that I purchase for a particular period of time?

      As a general rule, the Fund encourages all employees to hold any stock that they purchase in the open market for at least six months. Any employee of the Fund who is also a director of a Portfolio Company may already be subject to the Commission's "short-swing" profit rule, which prohibits sales and purchases inside of any six month period. Any employee who wishes to sell a Portfolio Company stock that was purchased in the open market and which has been owned for less than six months must obtain prior written clearance from the Chief Compliance Officer.

      Where to go for additional information:

      If you have questions about specific transactions, you should contact the Chief Compliance Officer. The ultimate responsibility for adhering to these policies, however, rests with you. Use your best judgment and act with the Fund's best interests, as well as your own, in mind.

                                   APPENDIX B

                   GIFT AND BUSINESS ENTERTAINMENT SUPPLEMENT

      As an employee of MVC Capital, Inc. or an employee of an affiliated company who has been notified that he or she is also subject to the Code of Ethics, you are being paid solely to conduct the business of your employer to the best of your ability. Any special knowledge or personal contacts you develop should be used for the benefit of your employer and should not be considered supplemental compensation or used for personal gain.

      No single rule or group of rules can anticipate every circumstance a person might encounter which has ethical implications. You must use your own judgment as to right and wrong but be guided by the knowledge that you are being relied upon by your employer to preserve and promote its reputation as a trustworthy and honorable institution. If in doubt, you are encouraged to talk with your superiors, but ultimately you are responsible for your own actions.

      Below are guidelines to assist you in exercising your own good judgment in areas in which questions concerning appropriate conduct frequently arise.

      Business Entertainment

      Letting someone pay for a business meal or other entertainment generally is permissible if the primary purpose is related to company business. Avoid situations in which such meals or entertainment may influence or appear to influence your independence of judgment. If you could not provide your host with a similar meal or entertainment and put it on your expense report it is probably inappropriate to accept.

      Gifts

      You may accept gifts (or prizes) of nominal value, that is, gifts (or prizes) so low in value that the gift is insignificant.

      Duty to Disclose Conflicts

      All employees shall disclose to their superiors in a timely manner all conflicts of interest and other matters which could reasonably be expected to interfere with their duty to their employer or impair their ability to render unbiased and objective advice.

      Sanctions

      Upon discovering a violation of this Code of Ethics, an employer may impose such sanctions as it may deem appropriate. A record will be kept of all known violations and any sanctions imposed.

      Any person charged with a violation of the Code of Ethics shall be informed of the violation and shall have the opportunity to explain his actions prior to the imposition of any sanction.

                                   APPENDIX C

                    QUARTERLY SECURITIES TRANSACTIONS REPORT

NAME OF ISSUER: ________________________________________________________________

TYPE OF SECURITY: ______________________________________________________________

INTEREST RATE: _________________________________________________________________

MATURITY DATE: _________________________________________________________________

NUMBER OF SHARES
OR PRINCIPAL AMOUNT: ___________________________________________________________

NATURE OF THE TRANSACTION: _____________________________________________________

________________________________________________________________________________

________________________________________________________________________________

PRICE OF SECURITY AT TRANSACTION: ______________________________________________

DATE OF THIS REPORT: ___________________________________________________________

BROKER-DEALER / BANK: __________________________________________________________

ACCOUNT: _______________________________________________________________________

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

                                         By:   _________________________________

                                         Name: _________________________________

                                         Date: _________________________________

                                   APPENDIX D

                     INITIAL SECURITIES TRANSACTIONS REPORT

NAME OF ISSUER: ________________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

NUMBER OF SHARES
OR PRINCIPAL AMOUNT:  __________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

DATE OF THIS REPORT:*  _________________________________________________________

BROKER-DEALER / BANK:  _________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

ACCOUNT:  ______________________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

                                         By:   _________________________________

                                         Name: _________________________________

                                         Date: _________________________________

------------------------
* Must be dated as of the date the signatory became an Access Person.

                                   APPENDIX E

                      ANNUAL SECURITIES TRANSACTIONS REPORT

NAME OF ISSUER: ________________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

NUMBER OF SHARES
OR PRINCIPAL AMOUNT:  __________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

DATE OF THIS REPORT:  __________________________________________________________

BROKER-DEALER / BANK:  _________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

ACCOUNT:  ______________________________________________________________________
Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: [ ]

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

                                         By:   _________________________________

                                         Name: _________________________________

                                         Date: _________________________________

                                   APPENDIX F

                       ANNUAL CERTIFICATION OF COMPLIANCE

                 FOR THE CALENDAR YEAR ENDED DECEMBER 31, 200__.

To the Designated Compliance Person of MVC Capital, Inc. (the "Fund"):

      I hereby certify that, during the calendar year specified above, I have complied with the requirements of the Code of Ethics of the Fund (the "Code") and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. I have read and understand the Code and recognize that I am subject thereto.

                                         By:   _________________________________

                                         Name: _________________________________

                                         Date: _________________________________

                                 ACKNOWLEDGMENT

         The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with the Code of Ethics (including Appendix A, Insider Trading Supplement and Appendix B, Gift and Business Entertainment Supplement) a copy of which was distributed with this letter.

                                         By:   _________________________________

                                         Name: _________________________________

                                         Date: _________________________________